Exhibit 99.1

Raytheon Company
Global Headquarters
Waltham, Mass.

Investor Relations Contact
Todd Ernst
781.522.5141

Media Contact
Pam Erickson
781.522.5822
For Immediate Release

Raytheon Reports Solid Fourth Quarter and Full-Year 2014 Results

•	Strong bookings of $7.1 billion in the quarter and $24.1 billion for the year; book-to-bill ratio of 1.05 for the year

•	Fourth quarter 2014 net sales of $6.1 billion; full-year net sales of $22.8 billion

•	Fourth quarter EPS from continuing operations of $1.86; full-year EPS from continuing operations of $6.97

•	Fourth quarter Adjusted EPS[1] of $1.71; full-year Adjusted EPS of $6.12

•	Strong operating cash flow from continuing operations of $829 million in the quarter and $2.1 billion for the year after a $600 million pretax discretionary pension plan contribution
__________________________________________________________________________________________________

WALTHAM, Mass., (January 29, 2015) - Raytheon Company (NYSE: RTN) announced fourth quarter 2014 EPS from continuing operations of $1.86 compared to $1.46 in the fourth quarter 2013. Fourth quarter 2014 Adjusted EPS was $1.71 per diluted share compared to $1.58 per diluted share in the fourth quarter 2013. Fourth quarter 2014 Adjusted EPS excluded a favorable FAS/CAS Adjustment of $0.15. Fourth quarter 2013 Adjusted EPS excluded an unfavorable FAS/CAS Adjustment of $0.12.
Full-year 2014 EPS from continuing operations was $6.97 compared to $5.96 for the full-year 2013. Full-year 2014 Adjusted EPS was $6.12 per diluted share compared to $6.38 per diluted share for the full-year 2013.
"Raytheon finished 2014 with strong fourth quarter operating performance, driven by continued global demand for our advanced solutions and solid execution from the Raytheon team," said Thomas A. Kennedy, Raytheon Chairman and CEO. " As we look to the year ahead, we will continue our focus on investing in innovative technologies, building on our capabilities to position the company for the future, and providing ongoing strong returns for shareholders."
The Company had bookings of $7.1 billion in the fourth quarter 2014, resulting in a book-to-bill ratio of 1.16. Full-year 2014 bookings were $24.1 billion, resulting in a book-to-bill ratio of 1.05 for the year.
_____________________________
1 Adjusted EPS is diluted EPS from continuing operations attributable to Raytheon Company common stockholders, excluding the impact of the FAS/CAS Adjustment, and from time to time, certain other items. Adjusted EPS is a non-GAAP financial measure. See attachment F for a reconciliation of this measure and a discussion of why the Company is presenting this information.

Net sales for the fourth quarter 2014 were $6.1 billion, up 5 percent compared to $5.9 billion in the fourth quarter 2013. Net sales in 2014 were $22.8 billion, down 4 percent compared to $23.7 billion in 2013. Net sales for both the fourth quarter and full-year 2014 were in-line with the Company's prior financial guidance.
The Company generated strong operating cash flow for both the fourth quarter and full-year. Operating cash flow from continuing operations for the fourth quarter 2014 was $829 million compared to $1.1 billion for the fourth quarter 2013. Fourth quarter 2014 included a $600 million pretax discretionary cash contribution to the Company’s pension plans compared to $300 million in the fourth quarter 2013. For the full-year 2014 and 2013, the Company generated $2.1 billion and $2.4 billion of operating cash flow from continuing operations, respectively.

Summary Financial Results

	4th Quarter		%	Twelve Months		%
($ in millions, except per share data)	2014	2013	Change	2014	2013	Change

Bookings	$7,109	$7,517	-5.4%	$24,052	$22,132	8.7%
Net Sales	$6,143	$5,870	4.7%	$22,826	$23,706	-3.7%
Income from Continuing Operations attributable to Raytheon Company	$576	$467	23.3%	$2,179	$1,932	12.8%
Adjusted Income*	$530	$506	4.7%	$1,913	$2,069	-7.5%
EPS from Continuing Operations	$1.86	$1.46	27.4%	$6.97	$5.96	16.9%
Adjusted EPS*	$1.71	$1.58	8.2%	$6.12	$6.38	-4.1%
Operating Cash Flow from Continuing Operations	$829	$1,106		$2,064	$2,382
Workdays in Fiscal Reporting Calendar	60	59		249	249

* Adjusted Income is income from continuing operations attributable to Raytheon Company common stockholders, and Adjusted EPS is diluted EPS from continuing operations attributable to Raytheon Company common stockholders; in each case, excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. Twelve Months 2014 Adjusted Income and Adjusted EPS excluded the approximately $80 million and $0.26 favorable tax impact, respectively, resulting from cash repatriation in the first quarter 2014. Twelve Months 2013 Adjusted Income and Adjusted EPS excluded the $25 million and $0.08 impact, respectively, of the 2012 R&D tax credit. See attachment F for a reconciliation of these measures and a discussion of why the Company is presenting this information.

For the full-year 2014, the Company repurchased 7.7 million shares of common stock for $750 million.
In the fourth quarter 2014, the Company issued $600 million in long-term debt.
The Company ended 2014 with $611 million of net debt. Net debt is defined as total debt less cash and cash equivalents and short-term investments.
As previously announced, in the fourth quarter 2014, the Company acquired Blackbird Technologies, which enhances the Company's offerings in persistent surveillance, secure mobile communications and cybersecurity solutions in intelligence and special operations markets, and is now part of Raytheon's Intelligence, Information and Services (IIS) business.

Backlog

($ in millions)	Period Ending
	2014	2013
Backlog	$33,571	$33,685
Funded Backlog	$23,092	$23,014

Backlog at the end of 2014 was comprised of 40 percent international compared to 37 percent at the end of 2013.
Outlook
The Company has provided its financial outlook for 2015. Charts containing additional information on the Company's 2015 outlook are available on the Company's website at www.raytheon.com/ir.

2015 Financial Outlook
	2014 Actual	2015 Outlook
Net Sales ($B)	22.8	22.3 - 22.8
FAS/CAS Adjustment ($M)	286	197
Interest Expense, net ($M)	(203)	(225) - (235)
Diluted Shares (M)	313	305 - 307
Effective Tax Rate	26.5%	Approx. 27.5%
EPS from Continuing Operations	$6.97	$6.20 - $6.35
Adjusted EPS**	$6.12	$5.49 - $5.64
Operating Cash Flow from Continuing Operations ($B)	2.1	2.3 - 2.6

** Adjusted EPS is diluted EPS from continuing operations attributable to Raytheon Company common stockholders, excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, 2014 Adjusted EPS and 2015 Adjusted EPS guidance also excludes the impact of certain tax related items. See attachment F for a reconciliation of this measure and a discussion of why the Company is presenting this information.

Segment Results
The Company's reportable segments are: Integrated Defense Systems (IDS); Intelligence, Information and Services (IIS); Missile Systems (MS); and Space and Airborne Systems (SAS).

Integrated Defense Systems
	4th Quarter			Twelve Months
($ in millions)	2014	2013	% Change	2014	2013	% Change
Net Sales	$1,627	$1,569	4%	$6,085	$6,489	-6%
Operating Income	$299	$241	24%	$974	$1,115	-13%
Operating Margin	18.4%	15.4%		16.0%	17.2%

Integrated Defense Systems (IDS) had fourth quarter 2014 net sales of $1,627 million, up 4 percent compared to $1,569 million in the fourth quarter 2013. The increase in net sales was primarily due to higher sales on international Patriot programs. IDS had full-year 2014 net sales of $6,085 million compared to $6,489 million in 2013. The change in net sales was primarily due to the scheduled completion of production phases on certain international Patriot programs, a missile defense radar program, and a close combat radar program.

IDS recorded $299 million of operating income in the fourth quarter 2014 compared to $241 million in the fourth quarter 2013. The increase in operating income was primarily driven by improved operating performance and a change in program mix. IDS recorded $974 million of operating income in 2014 compared to $1,115 million in 2013. The change in operating income for the full-year 2014 was primarily driven by lower volume and a change in mix on international Patriot programs.
During the quarter, IDS booked $2,038 million to provide advanced Patriot air and missile defense capability for Qatar and $355 million for the Air Warfare Destroyer (AWD) program for the Australian Navy. IDS also booked $192 million to provide Consolidated Contractor Logistics Support (CCLS) and $154 million for a radar sustainment contract for the Missile Defense Agency (MDA).

Intelligence, Information and Services
	4th Quarter			Twelve Months
($ in millions)	2014	2013	% Change	2014	2013	% Change
Net Sales	$1,538	$1,458	5%	$5,984	$6,045	-1%
Operating Income	$131	$121	8%	$508	$510	—
Operating Margin	8.5%	8.3%		8.5%	8.4%

Intelligence, Information and Services (IIS) had fourth quarter 2014 net sales of $1,538 million, up 5 percent compared to $1,458 million in the fourth quarter 2013. The increase in net sales was primarily driven by higher volume on classified programs. IIS had full-year 2014 net sales of $5,984 million compared to $6,045 million in 2013.
IIS recorded $131 million of operating income in the fourth quarter 2014 compared to $121 million in the fourth quarter 2013. The increase in operating income was primarily driven by higher volume. IIS recorded $508 million of operating income in 2014 compared to $510 million in 2013.
During the quarter, IIS booked $111 million on the Allied System for Geospatial Intelligence (ASG) program for the United Kingdom. IIS also booked $391 million on a number of classified contracts.

Missile Systems
	4th Quarter			Twelve Months
($ in millions)	2014	2013	% Change	2014	2013	% Change
Net Sales	$1,719	$1,638	5%	$6,309	$6,599	-4%
Operating Income	$212	$201	5%	$800	$830	-4%
Operating Margin	12.3%	12.3%		12.7%	12.6%

Missile Systems (MS) had fourth quarter 2014 net sales of $1,719 million, up 5 percent compared to $1,638 million in the fourth quarter 2013. The increase in net sales was primarily driven by higher volume on the Advanced Medium-Range Air-to-Air Missile (AMRAAM) and Evolved Sea Sparrow Missile (ESSM) programs. MS had full-year 2014 net sales of $6,309 million compared to $6,599 million in 2013. The change in net sales was primarily driven by lower sales on U.S. Army programs.
MS recorded $212 million of operating income in the fourth quarter 2014 compared to $201 million in the fourth quarter 2013. The increase in operating income was primarily due to higher volume. MS recorded $800 million of operating income in 2014 compared to $830 million in 2013. The change in operating income for the full-year 2014 was primarily due to lower volume.
During the quarter, MS booked $509 million for AMRAAM for the U.S. Air Force, U.S. Navy and international customers. MS also booked $146 million for ESSM for the U.S. Navy and international customers and $102 million for Tube-launched, Optically-tracked, Wireless-guided (TOW) missiles for the U.S. Army, U.S. Marines and international customers.

Space and Airborne Systems
	4th Quarter			Twelve Months
($ in millions)	2014	2013	% Change	2014	2013	% Change
Net Sales	$1,660	$1,613	3%	$6,072	$6,371	-5%
Operating Income	$217	$253	-14%	$846	$920	-8%
Operating Margin	13.1%	15.7%		13.9%	14.4%

Space and Airborne Systems (SAS) had fourth quarter 2014 net sales of $1,660 million, up 3 percent compared to $1,613 million in the fourth quarter 2013. The increase in net sales was primarily driven by higher volume on an electronic warfare systems program. SAS had full-year 2014 net sales of $6,072 million compared to $6,371 million in 2013. The change in net sales for the full-year 2014 was primarily due to lower volume on intersegment sales and on classified programs.
SAS recorded $217 million of operating income in the fourth quarter 2014 compared to $253 million in the fourth quarter 2013. The change in operating income was primarily due to the timing of program efficiencies. SAS recorded $846 million of operating income in 2014 compared to $920 million in 2013. The change in operating income for the full-year 2014 was primarily due to a change in program mix and lower volume.
During the quarter, SAS booked $105 million for Advanced Targeting Forward Looking Infrared (ATFLIR) pods and spares for the U.S. Navy and international customers. SAS also booked $76 million on the Navy Multiband Terminal (NMT) program and $150 million on a number of classified contracts.

About Raytheon
Raytheon Company, with 2014 sales of $23 billion and 61,000 employees worldwide, is a technology and innovation leader specializing in defense, security and civil markets throughout the world. With a history of innovation spanning 93 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as cyber security and a broad range of mission support services. Raytheon is headquartered in Waltham, Mass. For more about Raytheon, visit us at www.raytheon.com and follow us on Twitter @raytheon.
Conference Call on the Fourth Quarter and Full-Year 2014 Financial Results
Raytheon's financial results conference call will be held on Thursday, January 29, 2015 at 9 a.m. ET. Participants will include Thomas A. Kennedy, Chairman and CEO; David C. Wajsgras, senior vice president and CFO; and other Company executives.

The dial-in number for the conference call will be (877) 474-9502 in the U.S. or (857) 244-7555 outside of the U.S. The conference call will also be audiocast on the Internet at www.raytheon.com/ir. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.
Interested parties are encouraged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.
Disclosure Regarding Forward-looking Statements
This release and the attachments contain forward-looking statements, including information regarding the Company's financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the Company's current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company's actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: the Company's dependence on the U.S. Government for a significant portion of its business and the risks associated with U.S. Government sales, including changes or shifts in defense spending due to budgetary constraints, spending cuts resulting from sequestration under the amended Budget Control Act of 2011, a government shutdown, or otherwise, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the resolution of program terminations; the ability to procure new contracts; the risks of conducting business in foreign countries; the unpredictability of timing of international bookings; the ability to comply with extensive governmental regulation and obtain approvals, including import and export policies, the Foreign Corrupt Practices Act, the International Traffic in Arms Regulations, industrial cooperation agreement obligations, and procurement and other regulations; the impact of competition; the ability to develop products and technologies; the impact of changes in the financial markets and global economic conditions; the risk that actual pension returns, discount rates or other actuarial assumptions are significantly different than the Company's assumptions; the risk of cost overruns, particularly for the Company's fixed-price contracts; dependence on component availability, subcontractor and partner performance and key suppliers; risks of a negative government audit; the use of accounting estimates in the Company's financial statements; risks associated with acquisitions, dispositions, joint ventures and other business arrangements; risks of an impairment of goodwill or other intangible assets; the outcome of contingencies and litigation matters, including government investigations; the ability to recruit and retain qualified personnel; the impact of potential security and cyber threats, and other disruptions; and other factors as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release, including any acquisitions, dispositions or other business arrangements that may be announced or closed after such date. This release and the attachments also contain non-GAAP financial measures. A GAAP reconciliation and a discussion of the Company's use of these measures are included in this release or the attachments.

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Attachment A
Raytheon Company
Preliminary Statement of Operations Information
Fourth Quarter 2014

(In millions, except per share amounts)	Three Months Ended		Twelve Months Ended
	31-Dec-14	31-Dec-13	31-Dec-14	31-Dec-13

Net sales	$6,143	$5,870	$22,826	$23,706
Operating expenses
Cost of sales	4,662	4,640	17,295	18,532
General and administrative expenses	612	521	2,352	2,236
Total operating expenses	5,274	5,161	19,647	20,768
Operating income	869	709	3,179	2,938
Non-operating (income) expense, net
Interest expense	55	51	213	210
Interest income	(2)	(3)	(10)	(12)
Other (income) expense, net	(2)	(8)	(7)	(17)
Total non-operating (income) expense, net	51	40	196	181
Income from continuing operations before taxes	818	669	2,983	2,757
Federal and foreign income taxes	238	200	790	808
Income from continuing operations	580	469	2,193	1,949
Income (loss) from discontinued operations, net of tax	6	64	65	64
Net income	586	533	2,258	2,013
Less: Net income attributable to noncontrolling
interests in subsidiaries	4	2	14	17
Net income attributable to Raytheon Company	$582	$531	$2,244	$1,996

Basic earnings (loss) per share attributable to Raytheon
Company common stockholders:
Income from continuing operations	$1.86	$1.46	$6.98	$5.97
Income (loss) from discontinued operations, net of tax	0.02	0.20	0.21	0.20
Net income	1.88	1.66	7.19	6.17

Diluted earnings (loss) per share attributable to Raytheon
Company common stockholders:
Income from continuing operations	$1.86	$1.46	$6.97	$5.96
Income (loss) from discontinued operations, net of tax	0.02	0.20	0.21	0.20
Net income	1.88	1.66	7.18	6.16

Amounts attributable to Raytheon Company common
stockholders:
Income from continuing operations	$576	$467	$2,179	$1,932
Income (loss) from discontinued operations, net of tax	6	64	65	64
Net income	$582	$531	$2,244	$1,996

Average shares outstanding
Basic	309.1	318.8	312.0	323.4
Diluted	309.7	319.6	312.6	324.2

Attachment B
Raytheon Company
Preliminary Segment Information
Fourth Quarter 2014

					Operating Income
	Net Sales		Operating Income		As a Percent of Net Sales
(In millions, except percentages)	Three Months Ended		Three Months Ended		Three Months Ended
	31-Dec-14	31-Dec-13	31-Dec-14	31-Dec-13	31-Dec-14	31-Dec-13

Integrated Defense Systems	$1,627	$1,569	$299	$241	18.4%	15.4%
Intelligence, Information and Services	1,538	1,458	131	121	8.5%	8.3%
Missile Systems	1,719	1,638	212	201	12.3%	12.3%
Space and Airborne Systems	1,660	1,613	217	253	13.1%	15.7%
FAS/CAS Adjustment	—	—	70	(60)
Corporate and Eliminations	(401)	(408)	(60)	(47)
Total	$6,143	$5,870	$869	$709	14.1%	12.1%

					Operating Income
	Net Sales		Operating Income		As a Percent of Net Sales
(In millions, except percentages)	Twelve Months Ended		Twelve Months Ended		Twelve Months Ended
	31-Dec-14	31-Dec-13	31-Dec-14	31-Dec-13	31-Dec-14	31-Dec-13

Integrated Defense Systems	$6,085	$6,489	$974	$1,115	16.0%	17.2%
Intelligence, Information and Services	5,984	6,045	508	510	8.5%	8.4%
Missile Systems	6,309	6,599	800	830	12.7%	12.6%
Space and Airborne Systems	6,072	6,371	846	920	13.9%	14.4%
FAS/CAS Adjustment	—	—	286	(249)
Corporate and Eliminations	(1,624)	(1,798)	(235)	(188)
Total	$22,826	$23,706	$3,179	$2,938	13.9%	12.4%

Attachment C
Raytheon Company
Other Preliminary Information
Fourth Quarter 2014

(In millions)	Funded Backlog		Total Backlog
	31-Dec-14	31-Dec-13	31-Dec-14	31-Dec-13

Integrated Defense Systems	$8,939	$9,397	$11,495	$10,916
Intelligence, Information and Services	2,902	2,592	5,877	5,856
Missile Systems	6,992	6,859	9,269	9,162
Space and Airborne Systems	4,259	4,166	6,930	7,751
Total	$23,092	$23,014	$33,571	$33,685

	Bookings
	Three Months Ended		Twelve Months Ended
	31-Dec-14	31-Dec-13	31-Dec-14	31-Dec-13

Total Bookings	$7,109	$7,517	$24,052	$22,132

	General and Administrative Expenses
	Three Months Ended		Twelve Months Ended
	31-Dec-14	31-Dec-13	31-Dec-14	31-Dec-13

Administrative and selling expenses	$468	$402	$1,852	$1,771
Research and development expenses	$144	$119	$500	$465
Total general and administrative expenses	$612	$521	$2,352	$2,236

Attachment D
Raytheon Company
Preliminary Balance Sheet Information
Fourth Quarter 2014

(In millions)
	31-Dec-14	31-Dec-13
Assets
Current assets
Cash and cash equivalents	$3,222	$3,296
Short-term investments	1,497	1,001
Contracts in process, net	4,985	4,870
Inventories	414	363
Prepaid expenses and other current assets	174	286
Total current assets	10,292	9,816

Property, plant and equipment, net	1,935	1,937
Goodwill	13,061	12,764
Other assets, net	2,612	1,450
Total assets	$27,900	$25,967

Liabilities and Equity
Current liabilities
Advance payments and billings in excess of costs incurred	$2,284	$2,350
Accounts payable	1,250	1,178
Accrued employee compensation	1,059	1,068
Other accrued expenses	1,337	1,214
Total current liabilities	5,930	5,810

Accrued retiree benefits and other long-term liabilities	6,919	4,226
Long-term debt	5,330	4,734

Equity
Raytheon Company stockholders' equity
Common stock	3	3
Additional paid-in capital	1,309	1,972
Accumulated other comprehensive loss	(7,458)	(5,113)
Retained earnings	15,671	14,173
Total Raytheon Company stockholders' equity	9,525	11,035
Noncontrolling interests in subsidiaries	196	162
Total equity	9,721	11,197
Total liabilities and equity	$27,900	$25,967

Attachment E
Raytheon Company
Preliminary Cash Flow Information
Fourth Quarter 2014

(In millions)	Three Months Ended		Twelve Months Ended
	31-Dec-14	31-Dec-13	31-Dec-14	31-Dec-13

Net income	$586	$533	$2,258	$2,013
(Income) loss from discontinued operations, net of tax	(6)	(64)	(65)	(64)
Income from continuing operations	580	469	2,193	1,949

Depreciation	76	76	301	303
Amortization	36	37	138	142
Working capital (excluding pension and income taxes)*	491	569	(267)	(448)
Other long-term liabilities	—	(14)	(17)	(30)
Pension and other postretirement benefit plans	(413)	(25)	(367)	150
Other, net	59	(6)	83	316
Net operating cash flow from continuing operations	$829	$1,106	2,064	2,382

Supplemental Cash Flow Information

Capital spending	$(153)	$(115)	(326)	(280)
Internal use software spending	(14)	(15)	(54)	(49)
Acquisitions	(427)	5	(427)	(9)
Purchases of short-term investments	(724)	(302)	(2,914)	(1,241)
Sales of short-term investments	—	—	882	325
Maturities of short-term investments	691	261	1,523	779
Dividends	(184)	(174)	(735)	(694)
Repurchases of common stock under stock repurchase programs	(100)	(400)	(750)	(1,075)
Debt issuance	592	—	592	—

* Working capital (excluding pension and income taxes) is a summation of changes in: contracts in process, net and advance payments and billings in excess of costs incurred, inventories, prepaid expenses and other current assets, accounts payable, accrued employee compensation, and other accrued expenses from the Consolidated Statements of Cash Flows.

	Attachment F
	Raytheon Company
Non-GAAP Financial Measures - Adjusted EPS, Adjusted Income and Adjusted Operating Margin
	Fourth Quarter 2014

	Adjusted EPS Non-GAAP Reconciliation
	(In millions, except per share amounts)					2015 Guidance
		Three Months Ended		Twelve Months Ended		Low end	High end
		31-Dec-14	31-Dec-13	31-Dec-14	31-Dec-13	of range	of range
	Diluted EPS from continuing operations attributable to Raytheon Company common stockholders	$1.86	$1.46	$6.97	$5.96	$6.20	$6.35
	Per share impact of the FAS/CAS Adjustment (A)	(0.15)	0.12	(0.60)	0.50	(0.42)	(0.42)
	Per share impact of the tax benefit of cash repatriation (B)	—	—	(0.26)	—	—	—
	Per share impact of the 2012 research and development (R&D) tax credit (C)	—	—	—	(0.08)	—	—
	Per share impact of the IRS tax settlement (D)	—	—	—	—	(0.29)	(0.29)
	Adjusted EPS (2), (3)	$1.71	$1.58	$6.12	$6.38	$5.49	$5.64

(A)	FAS/CAS Adjustment	$(70)	$60	$(286)	$249	$(197)	$(197)
	Tax effect (1)	24	(21)	100	(87)	69	69
	After-tax impact	(46)	39	(186)	162	(128)	(128)
	Diluted shares	309.7	319.6	312.6	324.2	307.0	305.0
	Per share impact	$(0.15)	$0.12	$(0.60)	$0.50	$(0.42)	$(0.42)

(B)	Tax benefit of cash repatriation	$—	$—	$(80)	$—	$—	$—
	Diluted shares	—	—	312.6	—	—	—
	Per share impact	$—	$—	$(0.26)	$—	$—	$—

(C)	2012 R&D tax credit	$—	$—	$—	$(25)	$—	$—
	Diluted shares	—	—	—	324.2	—	—
	Per share impact	$—	$—	$—	$(0.08)	$—	$—

(D)	Expected IRS tax settlement	$—	$—	$—	$—	$(88)	$(88)
	Diluted shares	—	—	—	—	307.0	305.0
	Per share impact	$—	$—	$—	$—	$(0.29)	$(0.29)

	Adjusted Income Non-GAAP Reconciliation

	(In millions)
		Three Months Ended		Twelve Months Ended
		31-Dec-14	31-Dec-13	31-Dec-14	31-Dec-13
	Income from continuing operations attributable to Raytheon Company common stockholders	$576	$467	$2,179	$1,932
	FAS/CAS Adjustment (1)	(46)	39	(186)	162
	Tax benefit of cash repatriation	—	—	(80)	—
	2012 R&D tax credit	—	—	—	(25)
	Adjusted Income (2), (4)	$530	$506	$1,913	$2,069

	Adjusted Operating Margin Non-GAAP Reconciliation

						2015 Guidance
		Three Months Ended		Twelve Months Ended		Low end	High end
		31-Dec-14	31-Dec-13	31-Dec-14	31-Dec-13	of range	of range
	Operating Margin	14.1%	12.1%	13.9%	12.4%	13.0%	13.2%
	FAS/CAS Adjustment	(1.1)%	1.0%	(1.3)%	1.1%	(0.9)%	(0.9)%
	Adjusted Operating Margin (2), (5)	13.0%	13.1%	12.7%	13.4%	12.1%	12.3%

(1)	Tax effected at 35% federal statutory tax rate.

(2)
These amounts are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). They should be considered supplemental to and not a substitute for financial performance in accordance with GAAP and may not be defined and calculated by other companies in the same manner. These amounts exclude the FAS/CAS Adjustment and, from time to time, certain other items. We are providing these measures because management uses them for the purposes of evaluating and forecasting the Company's financial performance and believes that they provide additional insights into the Company’s underlying business performance. We also believe that they allow investors to benefit from being able to assess our operating performance in the context of how our principal customer, the U.S. Government, allows us to recover pension and postretirement benefit (PRB) costs and to better compare our operating performance to others in the industry on that same basis. Amounts may not recalculate directly due to rounding.

(3)
Adjusted EPS is diluted EPS from continuing operations attributable to Raytheon Company common stockholders excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. 2014 EPS exclude the $0.26 impact of a net tax benefit of approximately $80 million resulting from cash repatriation in connection with a transaction with a foreign subsidiary in January 2014. 2013 Adjusted EPS excludes the earnings per share impact of an R&D tax credit that relates to 2012. In January 2013, Congress approved legislation that included the extension of the R&D tax credit. The legislation retroactively reinstated the R&D tax credit for 2012 and extended it through December 31, 2013. As a result, we recorded the 2012 benefit in the first quarter of 2013. 2015 Guidance Adjusted EPS excludes the earnings per share impact of an expected IRS tax settlement.

(4)
Adjusted Income is income from continuing operations attributable to Raytheon Company common stockholders excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. 2014 Adjusted Income excludes the net tax benefit, as discussed above. 2013 Adjusted Income excludes the R&D tax credit that relates to 2012, as discussed above.

(5)	Adjusted Operating Margin is defined as total operating margin excluding the margin impact of the FAS/CAS Adjustment and, from time to time, certain other items.